EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D/A with respect to the common stock of Manchester United plc beneficially owned by each of them. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D/A.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of March 9, 2022.

RECO Holdings LLC

By:	Joel M. Glazer Irrevocable Exempt Trust, its sole member

By:	/s/ Joel M. Glazer
Name: Joel M. Glazer
Title: Trustee

Joel M. Glazer Irrevocable Exempt Trust

By:	/s/ Joel M. Glazer
Name: Joel M. Glazer
Title: Trustee

Joel M. Glazer

/s/ Joel M. Glazer
Name: Joel M. Glazer